THE INVESTMENT COMPANY OF AMERICA

Certificate of Designation
Pursuant to Section 151
of the General Corporation Law
of the State of Delaware
_______________

Certificate of Designation

Series F-2 Alternative Common Stock

We, Paul F. Roye and Vincent P. Corti, being, respectively, a Vice President and the Secretary of The Investment Company of America, a corporation organized and existing under the General Corporation Law of Delaware (the “Corporation”), do hereby certify:

FIRST:  That, pursuant to authority expressly vested in the Board of Directors of the Corporation by provisions of its Certificate of Incorporation, the Board of Directors has duly adopted the following resolution:

RESOLVED, that this Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of one additional series of Alternative Common Stock of the Corporation and hereby fixes the voting powers, designation, preferences and relative, participating, optional, conversion or other special rights, and qualifications, limitations or restrictions thereof, limitations as to dividends, or terms or conditions of redemptions, as follows:

(1)  Designation and Number of Shares. Three hundred and fifty million (350,000,000) shares of Alternative Common Stock of the Corporation (each with par value $0.001 per share) shall constitute a series of Alternative Common Stock designated as Series F-2 Alternative Common Stock (hereinafter, “Series F-2 Stock”).

(2)  Voting and Other Rights; Limitations, Terms and Conditions, etc.  Except to the extent provided otherwise by the Certificate of Incorporation of the Corporation, the shares of Common Stock, par value $0.001 per share, of the Corporation, the shares of Series B, Series C, Series F-1, Series 529-A, Series 529-B, Series 529-C, Series 529-E, Series 529-F, Series R-1, Series R-2, Series R-3, Series R-4 and Series R-5 Alternative Common Stock, par value $0.001 per share, of the Corporation, and the shares of Series F-2 Alternative Common Stock, par value $0.001 per share, of the Corporation and any other series of Alternative Common Stock of the Corporation so designated by the Board of Directors, shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; provided, however, that notwithstanding anything in the Certificate of Incorporation of the Corporation to the contrary:

(i)
Shares of Common Stock and Alternative Common Stock may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 (the “Investment Company Act”) and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;

(ii)
Liabilities and expenses that should be properly allocated to the shares of a particular class and series of capital stock may, pursuant to a plan adopted by the Board of Directors of the Corporation to conform with rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that class and series and the bearing of expenses solely by shares of a class and series may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the shares of different classes and series of capital stock; and

(iii)
Subject to the provisions of previously filed and effective Certificates of Designation pertaining to exchanges, Common Stock and Alternative Common Stock shall have such other exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act.

SECOND:  That such determination of the voting rights, designation, preferences and relative rights, and qualifications, limitations or restrictions thereof relating to said Series F-2 Stock was duly made by the Board of Directors of the Corporation pursuant to provisions of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Designation has been signed by a Vice President and the Secretary of the Corporation and said Corporation has caused its corporate seal to be hereunto affixed, all as of the 22nd day of May, 2008.

THE INVESTMENT COMPANY OF AMERICA

By:    /s/ Paul F. Roye
Paul F. Roye
Vice President

(seal)
ATTEST:

By:    /s/ Vincent P. Corti
Vincent P. Corti
Secretary